Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Empresa Nacional de Electricidad S.A. (Endesa Chile) on Form F-4 of our report dated February 1, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the economic and political situation in Argentina), appearing in the Annual Report on Form 20-F of Endesa Chile for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE

Santiago, Chile

July 30, 2003